Exhibit 10.1

FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease (“Amendment”) is made this 27th day of October, 2005, by and between: 5000 PHILADELPHIA WAY, LLC, a Delaware limited liability company, and 5200 PHILADELPHIA WAY, LLC, a Delaware limited liability company (collectively, “Landlord”); and INTEGRAL SYSTEMS, INC., a Maryland corporation (“Tenant”).

Recitals

WHEREAS, Landlord’s predecessor-in-interest and Tenant entered into a Lease dated January 29, 1999 (the “Original Lease”), as amended by that certain First Lease Amendment Agreement dated April 9, 1999 (the “First Amendment”), that certain Second Amendment to Lease dated December 30, 1999 (the “Second Amendment”), and that certain Third Amendment to Lease dated July 2001 (the “Third Amendment”) (the Original Lease, First Amendment, Second Amendment, and Third Amendment being hereinafter collectively referred to as the “Lease Agreement; and the Lease Agreement, together with this Amendment, being hereinafter collectively referred to as the “Lease”), for: (a) certain premises containing approximately 46,700 rentable square feet in that certain building located at 5000 Philadelphia Way in the Washington Business Park in Lanham, Prince George’s County, Maryland (the “Project”); and (b) certain premises containing approximately 25,274 rentable square feet in that certain building located at 5200 Philadelphia Way (the “5200 Building”) in the Project (such premises being, collectively, the “Original Premises”); and

WHEREAS, Tenant desires to lease from Landlord, and Landlord agrees to lease to Tenant, certain additional premises in the 5200 Building under the terms and conditions set forth hereinbelow, and the parties desire to otherwise modify the terms of the Lease as set forth herein.

IT IS, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, agreed as follows:

1. Recitals; Terminology. The recitals set forth hereinabove are hereby incorporated into this Amendment the same as if fully set forth hereinbelow. This Amendment shall amend, modify, and supplement the Lease Agreement. The terms of this Amendment supercede and control any provisions of the Lease

Agreement that conflict with the provisions of this Amendment. In addition, except as may be provided for in this Amendment, any terms defined in the Lease Agreement shall, when used herein, have the same meaning as provided for in the Lease Agreement.

2. Fourth Expansion Premises. Landlord and Tenant hereby agree to expand the Original Premises to include the expansion premises (which expansion premises is herein referred to as the “Fourth Expansion Premises”) designated on Exhibit A (which is attached hereto and made a part hereof). The Fourth Expansion Premises is located on the first floor of the 5200 Building, currently is known as Unit G, and contains approximately twelve thousand (12,000) rentable square feet.

3. Condition of the Fourth Expansion Premises. Tenant hereby agrees to accept possession of the Fourth Expansion Premises in its then current “as is” condition. All improvements to the Fourth Expansion Premises shall be undertaken by Tenant, subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned, or delayed), and in accordance with the provisions of the Lease Agreement. Upon completion of any such improvements, Tenant shall provide Landlord with written evidence that Tenant has obtained all necessary governmental approvals of such improvements.

4. Delivery of the Fourth Expansion Premises. Landlord shall endeavor to deliver the Fourth Expansion Premises to Tenant on or before November 1, 2005 (the date of actual delivery of the Fourth Expansion Premises being the “Delivery Date”); it being agreed that, notwithstanding anything to the contrary, Landlord shall not be liable in any way either for any retention of possession of the Fourth Expansion Premises by any current tenant or occupant of the Fourth Expansion Premises or otherwise in connection with any delay in delivering, or failure to deliver, the Fourth Expansion Premises. In the event that the Delivery Date does not occur, for any reason, within one (1) month of the date of this Amendment, then this Amendment shall automatically be deemed null and void.

5. Applicability and Modification of Lease Agreement Provisions. Upon delivery of the Fourth Expansion Premises, in accordance with this Amendment, all references in the Lease to the “Leased Premises” shall mean and refer to both the Original Premises and the Fourth Expansion Premises (except as otherwise expressly provided in this Amendment). Tenant agrees to promptly execute and deliver to Landlord any reasonably acceptable certificate or other document submitted from time to time by Landlord confirming the Delivery Date and/or such other matters as Landlord shall request. Further, upon the Delivery Date, all other terms and conditions of the Lease Agreement shall remain in full force and effect, except that, effective upon the Delivery Date, the following shall apply:

a. Tenant’s Total Square Footage; Tenant’s Building Square Footage at 5200 Philadelphia Way; Tenant’s 5200 Share; Tenant’s Pro Rata Share of the Project. The Tenant’s Total Square Footage shall be increased to 83,974; the Tenant’s Building Square Footage at 5200 Philadelphia Way shall be increased to 37,274; the Tenant’s 5200 Share shall be increased to seventy and 61/100 percent (70.61%), it being agreed that the Tenant’s 5200 Share shall be subject to further adjustment in accordance with the applicable provisions of the Lease; and the Tenant’s Pro Rata Share of the Project shall be increased to fourteen and 78/100 percent (14.78%), it being agreed that the Tenant’s 5200 Share shall be subject to further adjustment in accordance with the applicable provisions of the Lease.

b. Lease Termination Date. In lieu of the Lease Termination Date set forth in the Lease Agreement, the Lease Termination Date shall be the date that is ten (10) “Expansion Lease Years” (as hereinbelow defined) after the Delivery Date. The time period commencing on the Delivery Date and ending on the date that is ten (10) Expansion Lease Years following the Delivery Date is herein referred to as the “Extension Term.” Any provision in the Lease Agreement, whether express or implied, which could be construed as providing Tenant a further right to extend the Lease Term past the Lease Termination Date set forth in this Paragraph 5.b. shall not be applicable to the Extension Term. The first “Expansion Lease Year” shall begin on the Delivery Date. If the Delivery Date is the first day of a month, the first Expansion Lease Year will end twelve (12) full calendar months after the Delivery Date. If the Delivery Date is a day other than the first day of a month, the first Expansion Lease Year will end on the last day of the month in which the first anniversary of the Delivery Date occurs. Each subsequent Expansion Lease Year shall commence on the day immediately following the last day of the preceding Expansion Lease Year, and shall continue for a period of twelve (12) full calendar months.

c. Base Rent. Commencing on the Delivery Date, and continuing throughout the Extension Term, Tenant shall pay Base

Rent with respect to the combined Fourth Expansion Premises and Original Premises as follows:

Expansion Lease Year	Annual Base Rent	Payable in Equal Monthly Installments of
1	$818,733.48	$68,227.79
2	$843,295.44	$70,274.62
3	$868,594.32	$72,382.86
4	$894,652.20	$74,554.35
5	$921,491.76	$76,790.98
6	$949,136.52	$79,094.71
7	$977,610.60	$81,467.55
8	$1,006,938.96	$83,911.58
9	$1,037,147.16	$86,428.93
10	$1,068,261.60	$89,021.80

The sums payable in accordance with this Paragraph 5.c. shall be payable in the same manner as provided for in Section 3 of the Original Lease.

d. Tenant’s Insurance. Upon delivery of the Fourth Expansion Premises, Tenant shall cause all insurance required of Tenant under the Lease to be modified to include the Fourth Expansion Premises, and shall deliver to Landlord a certificate of insurance, as required by the Lease, reflecting same.

6. Tenant Improvement Allowance. Provided Tenant is not in default of any provision of the Lease beyond all applicable notice and cure periods expressly provided for in the Lease, Landlord shall reimburse Tenant for (a) up to One Hundred Thirty-Two Thousand Dollars ($132,000.00) of the cost of Tenant’s initial expenses incurred in repairing and/or replacing the heating, ventilation and air conditioning system(s) serving the Leased Premises promptly following the date hereof, (b) up to Forty-Five Thousand Dollars ($45,000.00) of the cost of Tenant’s initial expenses incurred in replacing carpeting and painting in the Leased Premises promptly following the date hereof, and (c) up to Twelve Thousand Two Hundred Dollars ($12,200.00) of the cost of Tenant’s initial expenses incurred in renovating the lobby of the 5200 Building promptly following the date hereof (collectively, “Tenant’s Initial Improvements”); it being agreed that such amount shall be paid (provided there is no such default) within thirty (30) days after Tenant provides Landlord with (i) receipts which itemize such costs and acknowledge Tenant’s payment for same, and (ii) waivers of liens, in form and substance acceptable to Landlord, waiving any and all lien rights in connection with Tenant’s Initial Improvements, such waivers to be provided by all contractors and suppliers providing services and/or materials for Tenant’s Initial Improvements with respect to which Tenant is then requesting reimbursement.

7. Brokers. Each of the parties hereto represents and warrants that, other than the brokerage commission payable by Landlord to The Michael Companies pursuant to a separate agreement, there are no other brokerage commissions or finders’ fees of any kind due in connection with this Amendment, and each of the parties hereto agrees to indemnify the other against, and hold it harmless from, any and all liabilities, damages, costs, claims and obligations arising from any such claim (including, without limitation, the cost of attorneys’ fees in connection therewith).

8. Affirmation of Lease. All of the terms and conditions of the Lease shall be and remain in full force and effect, except as provided herein to the contrary.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment under seal as of the date first hereinabove set forth.

ATTEST:		TENANT:

INTEGRAL SYSTEMS, INC., a Maryland corporation

By:	/s/ Patrick Carey	By:	/s/ Thomas L. Gough	(SEAL)
Print Name:	Patrick Carey	Print Name:	Thomas L. Gough
Title:	Corp. Controller	Title:	President

[Corporate Seal]

WITNESS:	LANDLORD:

5000 PHILADELPHIA WAY, LLC, a Delaware limited liability company

	By:	WBP Manager, LLC, a Delaware limited liability company, its Manager

	By:	Bresler & Reiner, Inc., a Delaware corporation, its Manager

/s/ Darryl Edelstein	By:	/s/ Sidney Bresler	(SEAL)
Sidney Bresler, Chief
Executive Officer

5200 PHILADELPHIA WAY, LLC, a Delaware limited liability company

	By:	WBP Manager, LLC, a Delaware limited liability company, its Manager

	By:	Bresler & Reiner, Inc., a Delaware corporation, its Manager

/s/ Darryl Edelstein	By:	/s/ Sidney Bresler	(SEAL)
Sidney Bresler, Chief
Executive Officer

EXHIBIT A

[Fourth Expansion Premises]

EXHIBIT A
[Fourth Expansion Premises]

WBP Washington Business Park

Allen Cornell 301.918.2909
Michael Isen 301.918.2908

NAI Michael
THE MICHAEL COMPANIES, INC.
New America International
Commercial Real Estate Services Worldwide

5200 Philadelphia Way
Suite G

Address:	5200 Philadelphia Way Lanham, Maryland
Number of Floors:	1
Leasable Area:	12,000 Square Feet
Date Prepared:	09.27.05

Philadelphia Way

Key Plan

AVAILABLE